Therapeutic Solutions International Files Patent on Cancer Immune Modulation

 Using its ProJuvenol™ Product

Company Explores Enhancing Efficacy of Existing Oncology Immunotherapeutics by Nutraceutical Intervention

OCEANSIDE, CA--(Marketwired – July 9, 2015) -  Therapeutics Solutions International, Inc., (TSOI) announced today the filing of a patent application covering the use of its ProJuvenol™ product, as well as various pterostilbene compositions, for use in augmenting efficacy of existing immuno-oncology drugs that are currently on the market.  The patent is based on the ability of pterostilbene, one of the major ingredients of ProJuvenol™, to reduce oxidative stress produced by cancer cells, which in turn protects the immune system from cancer mediated immune suppression.

“Immuno-Oncology, described by Science Magazine as “Breakthrough of the Year1” offers the possibility of not only killing tumor cells in a non-toxic manner, but also establishing immunological memory, which patrols the body and destroys recurrent tumor cells. While great progress has been made in developing drugs that stimulate the immune system to recognize and kill tumors, a major pitfall of current approaches is that tumors produce chemicals and oxidative stress that suppresses the immune system, thus limiting efficacy of immune therapies,” said Timothy Dixon, CEO of Therapeutics Solutions International, Inc.

Pterostilbene, which is chemically related to resveratrol, has been published to possess anticancer2,3, antioxidant4, and anti-inflammatory activities5.  Through the filing of the recent patent, the company is exploring whether its lead product, ProJuvenol™, may be useful as a nutraceutical adjuvant to conventional cancer immunotherapies.

Timothy Dixon, CEO of TSOI, added “The importance of proper nutrition in the context of immunotherapy cannot be overstated.  Studies on one of the original cancer immunotherapies, interleukin-2, demonstrated that efficacy was related to anti-oxidant content in the patients at time of therapy6.  Accordingly, we are seeking through the current work to identify whether our currently marketed product, ProJuvenol™, may be utilized as part of an integrative approach to building up the immune response of cancer patients.”

1 Couzin-Frankel J. Breakthrough of the year 2013. Cancer immunotherapy. Science. 2013;342:1432-3. https://www.sciencemag.org/content/342/6165/1432.summary

2

Yang et al. Pterostilbene exerts antitumor activity via the Notch1 signaling pathway in human lung adenocarcinoma cells. PLoS One. 2013 May 3;8(5):e62652. http://www.ncbi.nlm.nih.gov/pmc/articles/PMC3643961/

3

Li et al. Pterostilbene acts through metastasis-associated protein 1 to inhibit tumor growth, progression and metastasis in prostate cancer. PLoS One. 2013;8(3):e57542. http://www.ncbi.nlm.nih.gov/pmc/articles/PMC3586048/

4

McCormack and McFadden. A review of pterostilbene antioxidant activity and disease modification. Oxid Med Cell Longev. 2013;2013:575482. http://www.ncbi.nlm.nih.gov/pmc/articles/PMC3649683/

5

Qureshi et al. Inhibition of nitric oxide and inflammatory cytokines in LPS-stimulated murine macrophages by resveratrol, a potent proteasome inhibitor. Lipids Health Dis. 2012 Jul 10;11:76. http://www.ncbi.nlm.nih.gov/pmc/articles/PMC3393619/

6

Marcus et al. Severe hypovitaminosis C occurring as the result of adoptive immunotherapy with high-dose interleukin 2 and lymphokine-activated killer cells. Cancer Res. 1987 Aug 1;47(15):4208-12.

About Therapeutic Solutions International, Inc.

The Company's corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

These Supplement products have not been evaluated by the United States Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any diseases.

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